EXHIBIT 99.1

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations
Overview
     Sysco distributes food and related products to restaurants, healthcare and educational facilities, lodging establishments and other foodservice customers. Our operations are primarily located throughout the United States, Canada and Ireland and include broadline companies, custom-cut meat operations, specialty produce companies, hotel supply operations, SYGMA (our chain restaurant distribution subsidiary) and a company that distributes to international customers.
     We consider our primary market to be the foodservice market in the United States and Canada and estimate that we serve about 17% of this approximately $220 billion annual market. According to industry sources, the foodservice, or food-away-from-home, market represents approximately 47% of the total dollars spent on food purchases made at the consumer level in the United States. This share grew from about 37% in 1972 to nearly 50% in 1998 and did not change materially until 2009 when it declined to the current level of 47%.
     Industry sources estimate the total foodservice market in the United States experienced a real sales decline of approximately 0.8% in calendar year 2010 and 6.9% in calendar year 2009. Real sales declines do not include the impact of inflation or deflation.
     General economic conditions and consumer confidence can affect the frequency of purchases and amounts spent by consumers for food-away-from-home and, in turn, can impact our customers and our sales. We believe the current general economic conditions, including pressure on consumer disposable income, have contributed to a decline in the foodservice market. Historically, we have grown at a faster rate than the overall industry and have grown our market share in this fragmented industry.
Highlights
     A slow economic recovery in the United States, combined with rising product cost inflation and continued low levels of consumer confidence, contributed to a challenging business environment in fiscal 2011. Sales increased during fiscal 2011 as compared to fiscal 2010; however, gross profit dollars grew at a slower rate than sales and operating expenses increased faster than gross profit partially due to a significant charge of $36.1 million from a withdrawal from a multi-employer pension plan. This resulted in a decline in operating income for fiscal 2011 as compared to fiscal 2010. Comparisons between fiscal 2011 and fiscal 2010 are impacted by the presence of a 53rd week in fiscal 2010. Sysco’s fiscal year ends on the Saturday nearest to June 30th. This resulted in a 52-week year ending July 2, 2011, a 53-week year ending July 3, 2010 for fiscal 2010 and a 52-week year ending June 27, 2009. Our Results of Operations discussion includes reconciliations of the actual results for fiscal 2010 to the adjusted results for fiscal 2010 based on a 52-week fiscal year due to the impact of the 53-week year in fiscal 2010.
     The following table sets forth the change in certain components of our consolidated results of operations expressed as a percentage increase or decrease over Fiscal 2010 on both a 53-week basis, or GAAP basis, and an adjusted 52-week basis:

	Increase /	Increase /
	(Decrease)	(Decrease) on an
	on a GAAP Basis	Adjusted Basis
Sales	5.6%	7.7%
Operating income	(2.2)	(0.1)
Net earnings	(2.4)	(0.3)
Basic earnings per share	(1.5)	0.5
Diluted earnings per share	(1.5)	0.5
•	Sales were $39.3 billion in fiscal 2011, an increase of 5.6% from the comparable prior year period. After adjusting for the estimated impact of the 53rd week, the increase would have been 7.7%. This adjusted increase was primarily due to increased prices from inflation and improving case volumes. Inflation, as measured by changes in our product costs, was an estimated 4.6% during fiscal 2011. The exchange rates used to translate our foreign sales into U.S. dollars positively impacted sales by 0.5% and sales from acquisitions within the last 12 months favorably impacted sales by 0.7%.

•	Operating income was $1.9 billion, a 2.2% decrease from the prior year. After adjusting for the estimated impact of the 53rd week in fiscal 2010, this decrease would have been 0.1%. This adjusted decrease was primarily driven by gross profit dollars growing at a slower rate than sales and operating expenses increasing faster than gross profit partially due to a significant charge of $36.1 million from a withdrawal from a multi-employer pension plan. Gross profit dollars increased 2.9% in fiscal 2011 from the comparable prior year period but declined as a percentage of sales. This result was primarily due to the impact of significant inflation in certain product categories and strategic pricing initiatives. Operating expenses increased 4.8% primarily due to higher pay-related expense, an increase in net company-sponsored pension costs, provisions for withdrawal from multi-employer pension plans and higher fuel costs as compared to the prior year period. The impact of these factors on operating expenses was partially offset by a decrease in operating expenses resulting from the absence of the 53rd week in fiscal 2011.

•	Net earnings were $1.2 billion, an 2.4% decrease from the prior year. After adjusting for the estimated impact of the 53rd week in fiscal 2010, the decrease would have been 0.3%. This adjusted decrease was primarily due to the factors discussed above and an increase in the effective tax rate. The effective tax rate for fiscal 2011 was 36.96%, compared to an effective tax rate of 36.20% for fiscal 2010. The difference between the tax rates for the two periods resulted largely from the one-time reversal of interest accruals for tax contingencies related to our settlement with the Internal Revenue Service (IRS) in the first quarter of fiscal 2010.

•	Basic and diluted earnings per share in fiscal 2011 were $1.96, a decrease of 1.5% from the comparable prior year period. After adjusting for the estimated impact of the 53rd week in fiscal 2010, this would have been an increase of 0.5%. This adjusted increase is primarily a result of the factors discussed above. Basic and diluted earnings per share for fiscal 2011 were favorably impacted by two items. First, we recognized a favorable impact of $0.05 per share due to the gains recorded on the adjustment of the carrying value of corporate-owned life insurance (COLI) policies to their cash surrender values. Second, a favorable impact of $0.02 per share was recognized related to the recognition of deferred tax assets from the reversal of valuation allowances previously recorded on state net operating loss carryforwards. These favorable impacts were partially offset by $0.04 per share relating to the charge recorded upon withdrawal from a multi-employer pension plan in the third quarter. Basic and diluted earnings per share for fiscal 2010 were favorably impacted by $0.05 per share due to the one-time reversal of a previously accrued liability related to the settlement of an outstanding tax matter with the IRS and $0.04 per share due to gains recorded on the adjustment of the carrying value of COLI policies to their cash surrender values.
Trends and Strategy
Trends
     General economic conditions and consumer confidence can affect the frequency of purchases and amounts spent by consumers for food-away-from-home and, in turn, can impact our customers and our sales. We believe the current general economic conditions, including pressure on consumer disposable income, have contributed to a slow rate of recovery in the foodservice market.
     We have experienced higher levels of product cost inflation this fiscal year as compared to fiscal 2010. While we are generally able to pass on modest levels of inflation to our customers, we were unable to pass through fully these higher levels of product cost inflation with the same gross profit percentage without negatively impacting our customers’ business and therefore our business. While we cannot predict whether inflation will continue at current levels, periods of high inflation, either overall or in certain product categories, can have a negative impact on us and our customers, as high food costs can reduce consumer spending in the food-away-from-home market, and may negatively impact our sales, gross profit, operating income and earnings.
     We have also experienced higher operating costs this fiscal year from increased pay-related expense due to increased sales and gross profit as well as higher pension and fuel costs. We believe pay-related expense could continue to increase if sales and gross profit increase, as a portion of these costs is variable in nature. Pension costs will decrease in fiscal 2012 primarily due to higher returns on assets of Sysco’s company-sponsored qualified pension plan (Retirement Plan) during fiscal 2011. Fuel costs are expected to increase in fiscal 2012 as a result of anticipated higher fuel prices. Our Business Transformation Project is a key part of our strategy to control costs and continue to grow our business. We believe expenses related to the project will increase in fiscal 2012 as compared to fiscal 2011 as we prepare to begin deployment of the project to our operating companies and increase our headcount in our shared services center.
Strategy
     We are focused on optimizing our core broadline business in the U.S. and Canada, while continuing to explore appropriate opportunities to profitably grow our market share and create shareholder value through adjacent and international businesses. Day-to-day, our business decisions are driven by our mission to market and deliver great products to our customers with exceptional service, with the aspiration of becoming each of our customers’ most valued business partner. We have identified five strategies to help us achieve our mission and vision:

•	Profoundly enriching the experience of doing business with Sysco: Our primary focus is to help our customers succeed. We believe that by building on our current competitive advantages, we will be able to further differentiate our offering to customers. Our competitive advantages include our sales force of over 8,000 marketing associates; our diversified product base, which includes quality-assured Sysco brand products; the suite of services we provide to our customers such as business reviews and menu analysis; and our wide geographic presence in the United States and Canada. In addition, we have a portfolio of businesses spanning broadline, specialty meat, chain restaurant distribution, specialty produce, hotel amenities and export which serves our customers’ needs across a wide array of business segments. We believe this strategy of enriching the experience of doing business with Sysco will increase customer retention and profitably accelerate sales growth with both existing and new customers.

•	Continuously improving productivity in all areas of our business: This includes removing costs from our operations through improved productivity without impacting our service to our customers. In particular, we continue to optimize warehouse and delivery activities across the corporation to achieve a more efficient delivery of products to our customers. Our multi-year Business Transformation Project is designed to help further improve productivity. In this project, we are developing and implementing an integrated software system to support a majority of our business processes to further streamline our operations and reduce costs. These systems are commonly referred to as Enterprise Resource Planning (ERP) systems. We view the technology as an important enabler of this project; however the larger outcome of this project will be from transformed processes that standardize portions of our operations. This includes a shared business service center to centrally manage certain back-office functions that are currently performed at each operating company location.

•	Expanding our portfolio of products and services by initiating a customer-centric innovation program: We continually explore opportunities to provide new and improved products, technologies and services to our customers.

•	Exploring, assessing and pursuing new businesses and markets: This strategy is focused on identifying opportunities to expand the core business through growth in new international markets and in adjacent areas that complement our core foodservice distribution business. As a part of our ongoing strategic analysis, we regularly evaluate business opportunities, including potential acquisitions and sales of assets and businesses.

•	Developing and effectively integrating a comprehensive, enterprise-wide talent management process: Our ability to drive results and grow our business is directly linked to having the best talent in the industry. We are committed to the continued enhancement of our talent management programs in terms of how we recruit, select, train and develop our associates throughout Sysco as well as succession planning. Our ultimate objective is to provide our associates with outstanding opportunities for professional growth and career development.
Business Transformation Project
     In fiscal 2011, we substantially completed the design and build phases of our multi-year Business Transformation Project and we are testing the underlying ERP system and processes through a pilot implementation. We took more time to test the underlying ERP system and processes in fiscal 2011 than we originally anticipated. Our pilot operating company implemented the project and our shared services center became active in its support role in the fourth quarter of fiscal 2011. We are also taking additional time in fiscal 2012 to improve the underlying systems prior to larger scale deployment. These actions have caused a delay in the project of approximately six to twelve months and until we reach the point where the underlying system functions as intended, our deployment timeline is still being determined. Although we expect the investment in the Business Transformation Project to provide meaningful benefits to the company over the long-term, the costs will exceed the benefits during the testing and deployment stages of implementation, including fiscal 2012.
     Gross project expenses related to the Business Transformation Project were $102.0 million in fiscal 2011 or $0.11 per share, $81.1 million in fiscal 2010 or $0.09 per share and $35.7 million in fiscal 2009 or $0.04 per share. Our cash outlay for fiscal 2011 was $278.8 million, of which approximately $196 million was capitalized. Provided the improvements needed in the underlying systems are obtained in the first half of fiscal 2012, we anticipate the software will be ready for its intended use in the second half of fiscal 2012, which will result in reduced capitalization as compared to fiscal 2011 and increased expense from both software amortization and deployment costs. We will also incur increased costs from the ramp up of our shared services center, continuing costs for additional phases of our Business Transformation Project and information technology support costs. Some of these increased costs will be partially offset by benefits obtained from the project, primarily in reduced headcount, however the costs will exceed the benefits in fiscal 2012. We expect our gross project expenses related to the Business Transformation Project for fiscal 2012 to be approximately $280 million to $300 million and capital expenditures to be approximately $100 million to $120 million.

     Results of Operations
     The following table sets forth the components of our consolidated results of operations expressed as a percentage of sales for the periods indicated:

		2010
	2011	(53 Weeks)	2009
Sales	100.0%	100.0%	100.0%
Cost of sales	81.2	80.7	80.7

Gross profit	18.8	19.3	19.3
Operating expenses	13.9	14.0	14.2

Operating income	4.9	5.3	5.1
Interest expense	0.3	0.3	0.3
Other expense (income), net	(0.0)	0.0	(0.0)

Earnings before income taxes	4.6	5.0	4.8
Income taxes	1.7	1.8	1.9

Net earnings	2.9%	3.2%	2.9%

     The following table sets forth the change in the components of our consolidated results of operations expressed as a percentage increase or decrease over the prior year:

		2010
	2011	(53 Weeks)
Sales	5.6%	1.1%
Cost of sales	6.2	1.0

Gross profit	2.9	1.1
Operating expenses	4.8	(0.5)

Operating income	(2.2)	5.5
Interest expense	(5.7)	7.9
Other expense (income), net	(1)	(1)

Earnings before income taxes	(1.2)	4.4
Income taxes	0.9	(6.3)

Net earnings	(2.4)%	11.7%

Basic earnings per share	(1.5)%	12.4%
Diluted earnings per share	(1.5)	12.4

Average shares outstanding	(1.0)	(0.5)
Diluted shares outstanding	(0.8)	(0.4)

(1)	Other expense (income), net was income of $14.2 million in fiscal 2011, expense of $0.8 million in fiscal 2010 and income of $14.9 million in fiscal 2009.
Impact of 53-week fiscal year in Fiscal 2010
     Sysco’s fiscal year ends on the Saturday nearest to June 30th. This resulted in a 52-week year ending July 2, 2011, a 53-week year ending July 3, 2010 for fiscal 2010 and a 52-week year June 27, 2009 for 2009. Because the fourth quarter of fiscal 2010 contained an additional week as compared to fiscal 2011, our Results of Operations for fiscal 2010 are not directly comparable to the current or prior year. Management believes that adjusting the fiscal 2010 Results of Operations for the estimated impact of the additional week provides more comparable financial results on a year-over-year basis. As a result, the Results of Operations discussion for fiscal 2010 presented below in certain instances discusses operating items that have been adjusted by one-fourteenth of the total metric for the fourth quarter, except as otherwise noted with respect to adjusted diluted earnings per share. Failure to make these adjustments would cause the year-over-year changes in certain metrics such as sales, operating income, net earnings and diluted earnings per share to be overstated, whereas in certain cases, a metric may actually have increased rather than declined or declined rather than increased on a more comparable year-over-year basis. Our Results of Operations discussion includes reconciliations of the actual results for fiscal 2010 to the adjusted results for fiscal 2010 based on a 52-week fiscal year.

Sales
     Sales for fiscal 2011 were 5.6% higher in fiscal 2011 than fiscal 2010. After adjusting for the estimated impact of the 53rd week in fiscal 2010, the increase in sales in fiscal 2011 would have been 7.7%. Sales for fiscal 2010 were 1.1% higher than fiscal 2009. After adjusting for the estimated impact of the 53rd week in fiscal 2010, fiscal 2010 would have had a sales decrease of 0.9%. Set forth below is a reconciliation of actual sales growth to adjusted sales growth/decline for the periods presented (see further discussion at “Impact of 53-week fiscal year in Fiscal 2010” above):

		2010
	2011	(53 Weeks)	2009
		(in thousands)
Sales for the 53/52 week periods	$39,323,489	$37,243,495	$36,853,330
Estimated sales for the additional week in fiscal 2010	—	739,177	—

Adjusted Sales	$39,323,489	$36,504,318	$36,853,330

Actual percentage increase	5.6%	1.1%
Adjusted percentage increase (decrease)	7.7%	(0.9)%
     Sales for fiscal 2011, excluding the negative impact of the extra week in fiscal 2010, increased as a result of product cost inflation and the resulting increase in selling prices along with improving case volumes. Estimated product cost increases, an internal measure of inflation, were approximately 4.6% during fiscal 2011. Sales from acquisitions in the last 12 months favorably impacted sales by 0.7% for fiscal 2011. The changes in the exchange rates used to translate our foreign sales into U.S. dollars positively impacted sales by 0.5% compared to fiscal 2010.
     Sales for fiscal 2010, in addition to the positive impact of the extra week in fiscal 2010, were increased by improving case volumes. The changes in the exchange rates used to translate our foreign sales into U.S. dollars positively impacted sales by 0.9% compared to fiscal 2009. Sales from acquisitions within the last 12 months favorably impacted sales by 0.5% for fiscal 2010. Product cost deflation and the resulting decrease in selling prices had a significant impact on sales levels in fiscal 2010. Estimated changes in product costs, an internal measure of deflation or inflation, were estimated as deflation of 1.5% during fiscal 2010. A change in customer sales mix as compared to fiscal 2009 also negatively impacted fiscal 2010 sales. Case volumes increased at a greater rate within our contract based customer group which generally receives lower pricing for higher volume.
Operating Income
     Cost of sales primarily includes our product costs, net of vendor consideration, and includes in-bound freight. Operating expenses include the costs of facilities, product handling, delivery, selling and general and administrative activities. Fuel surcharges are reflected within sales and gross profit; fuel costs are reflected within operating expenses.
     Operating income decreased 2.2% in fiscal 2011 over fiscal 2010 to $1.9 billion, and as a percentage of sales, declined to 4.9% of sales. After adjusting for the estimated impact of the 53rd week in fiscal 2010, the decrease in operating income in fiscal 2011 over fiscal 2010 would have been 0.1%. This adjusted decrease was primarily driven by gross profit dollars growing at a slower rate than sales and operating expenses increasing faster than gross profit partially due to a significant charge of $36.1 million from a withdrawal from a multi-employer pension plan. Gross profit dollars increased 2.9% in fiscal 2011 as compared to fiscal 2010, and operating expenses increased 4.8% in fiscal 2011.
     Operating income increased 5.5% in fiscal 2010 from fiscal 2009 to $2.0 billion, and as a percentage of sales, increased to 5.3% of sales. After adjusting for the estimated impact of the 53rd week in fiscal 2010, the increase in operating income in fiscal 2010 over fiscal 2009 would have been 3.3%. This adjusted increase in operating income was primarily driven by a decrease in operating expenses. Gross profit dollars increased 1.1% in fiscal 2010 as compared to fiscal 2009, while operating expenses decreased 0.5% in fiscal 2010.

     Set forth below is a reconciliation of actual operating income to adjusted operating income for the periods presented (see further discussion at “Impact of 53-week fiscal year in Fiscal 2010” above):

		2010
	2011	(53 Weeks)	2009
		(in thousands)
Operating income for the 53/52 week periods	$1,931,502	$1,975,868	$1,872,211
Estimated operating income for the additional week in fiscal 2010	—	41,720	—

Adjusted operating income	$1,931,502	$1,934,148	$1,872,211

Actual percentage (decrease) increase	(2.2)%	5.5%
Adjusted percentage (decrease) increase	(0.1)%	3.3%
     Gross profit dollars increased in fiscal 2011 as compared to fiscal 2010 primarily due to increased sales, partially offset by the negative comparison of the additional week included in fiscal 2010. Gross profit, as a percentage of sales, was 18.80% in fiscal 2011, a decline of 50 basis points from the gross profit as a percentage of sales of 19.30% in fiscal 2010. This decline in gross profit percentage was primarily the result of the following factors described in the paragraphs below.
     First, Sysco’s product cost inflation was estimated as inflation of 4.6% during fiscal 2011. Based on our product sales mix for fiscal 2011, we were most impacted by higher levels of inflation in the dairy, meat and seafood product categories in the range of 10% to 12%. Our largest selling product category, canned and dry, experienced inflation of 4%. While we are generally able to pass through modest levels of inflation to our customers, we were unable to pass through fully these higher levels of product cost inflation with the same gross profit percentage in these product categories without negatively impacting our customers’ business and therefore our business. While we cannot predict whether inflation will continue at these levels, prolonged periods of high inflation, either overall or in certain product categories, can have a negative impact on us and our customers, as high food costs can reduce consumer spending in the food-away-from-home market, and may negatively impact our sales, gross profit and earnings.
     Second, ongoing strategic pricing initiatives in fiscal 2011 lowered our prices to our customers in certain product categories in order to increase sales volumes. These initiatives are being phased in over time and resulted in short-term gross profit declines as a percentage of sales, but we believe will result in long-term gross profit dollar growth due to higher sales volumes and increased market share. We have experienced meaningful year over year volume growth with those items included in the early phases of these programs in the geographies where this program has been implemented. We believe the long-term benefits of these strategic initiatives will result in profitable market share growth.
     Third, gross profit dollars for fiscal 2011 increased as a result of higher fuel surcharges. Fuel surcharges were approximately $26.0 million higher in fiscal 2011 than in the comparable prior year period due to higher fuel prices incurred during fiscal 2011 and the application of fuel surcharges to a broader customer base for a small portion of the third quarter and the entire fourth quarter. Assuming that fuel prices do not greatly vary from recent levels experienced in the second half of fiscal 2011, we expect fuel surcharges to largely offset our increased fuel costs expected in fiscal 2012.
     Gross profit dollars increased in fiscal 2010 as compared to fiscal 2009 primarily due to the additional week included in fiscal 2010. In addition, gross profit reflected product cost deflation in fiscal 2010 as compared to product cost inflation in fiscal 2009. We may be negatively impacted by prolonged periods of product cost deflation because a significant portion of our sales are at prices based on the cost of products sold plus a percentage markup. As a result, our profit levels may be negatively impacted during periods of product cost deflation, even though our gross profit percentage may remain relatively constant. Gross profit dollars for fiscal 2010 were also impacted by lower fuel surcharges. Fuel surcharges were approximately $49.6 million lower in fiscal 2010 than fiscal 2009.
     Operating expenses for fiscal 2011 increased 4.8% primarily due to higher pay-related expense, an increase in net company-sponsored pension costs, provisions for withdrawal from multi-employer pension plans and higher fuel costs as compared to the prior year period. The impact of these operating expense increases was partially offset by a decrease in operating expenses of approximately $99.8 million resulting from the absence of the 53rd week in fiscal 2011.
     Operating expenses for fiscal 2010 were lower than in fiscal 2009 primarily due to reduced fuel costs and a favorable comparison on the amounts recorded to adjust the carrying value of COLI policies to their cash surrender values in both periods. Partially offsetting these operating expense declines were increases in pay-related expenses, net company-sponsored pension costs and approximately $99.8 million of expense associated with the additional week included in fiscal 2010.
     Pay-related expenses, excluding labor costs associated with our Business Transformation Project, increased by $62.8 million in fiscal 2011 over fiscal 2010. The increase was primarily due to increased sales and gross profit, which resulted in increased delivery personnel costs and sales compensation. Portions of our pay-related expense are variable in nature and are expected to increase when sales and gross profit increase. Pay-related expenses from acquired companies and changes in the exchange rates used to translate our foreign sales into U.S. dollars also contributed to the increase. Partially offsetting these increases were lower provisions for current management incentive bonuses of $12.1 million.
     Pay-related expenses, excluding labor costs associated with our Business Transformation Project, increased by $43.9 million in fiscal 2010 over fiscal 2009. The fiscal 2010 increase was primarily due to increased provisions for management incentive accruals and cost associated with the additional week included in fiscal 2010. Partially offsetting these increases were lower pay-related expenses due to reduced headcount. The criteria for paying annual bonuses to our corporate officers and certain portions of operating company management bonuses are tied to overall company performance. In fiscal 2010, the overall company performance criteria for payment of such bonuses was met; therefore, the provision for current management incentive bonuses was higher in fiscal 2010 than in fiscal 2009 when the company assessed it did not meet the criteria for paying certain annual bonuses. Headcount declines occurred in fiscal 2010 due to both productivity improvements and workforce reductions commensurate with lower sales. Headcount was 2.2% lower at the end of fiscal 2010 as compared to fiscal 2009.
     Net company-sponsored pension costs in fiscal 2011 were $60.3 million higher than in fiscal 2010. The increase in fiscal 2011 was due primarily to a decrease in discount rates used to calculate our projected benefit obligation and related pension expense at the end of fiscal 2010, partially offset by reduced amortization of our net actuarial loss resulting from actuarial gains from higher returns on assets of Sysco’s Retirement Plan during fiscal 2010. Net company-sponsored pension costs in fiscal 2012 have been determined as of the fiscal 2011 year-end measurement date and will decrease by approximately $27 million from fiscal 2011 due primarily to higher returns on assets of Sysco’s Retirement Plan during fiscal 2011.
     Net company-sponsored pension costs were $37.4 million higher in fiscal 2010 than in fiscal 2009. The increase in fiscal 2010 was due primarily to lower returns on assets of Sysco’s company-sponsored qualified pension plan (Retirement Plan) during fiscal 2009, partially offset by an increase in the discount rates used to calculate our projected benefit obligation and related pension expense for fiscal 2010.
     From time to time, we may voluntarily withdraw from multi-employer pension plans to minimize or limit our future exposure to these plans. We recorded provisions related to multi-employer pension plans of $41.5 million in fiscal 2011, $2.9 million in fiscal 2010 and $9.6 million in fiscal 2009. See additional discussion of multi-employer pension plans at “Liquidity and Capital Resources, Other Considerations, Multi-Employer Pension Plans.”
     Sysco’s fuel costs increased by $33.0 million in fiscal 2011 over fiscal 2010 primarily due to increased contracted and market diesel prices. Our fuel costs decreased by $71.8 million in fiscal 2010 over fiscal 2009 primarily due to decreased contracted diesel prices. Sysco’s costs per gallon increased 14.3% in fiscal 2011 over fiscal 2010, as compared to a decrease of 26.1% in fiscal 2010 over fiscal 2009. Sysco’s activities to mitigate fuel costs include reducing miles driven by our trucks through improved routing techniques, improving fleet utilization by adjusting idling time and maximum speeds and using fuel surcharges. We routinely enter into forward purchase commitments for a portion of our projected monthly diesel fuel requirements with a goal of mitigating a portion of the volatility in fuel prices.
     Our fuel commitments will result in either additional fuel costs or avoided fuel costs based on the comparison of the prices on the fixed price contracts and market prices for the respective periods. In fiscal 2011, the forward purchase commitments resulted in an estimated $16.4 million of avoided fuel costs as the fixed price contracts were generally lower than market prices for the contracted volumes. In fiscal 2010, the forward purchase commitments resulted in an estimated $1.5 million of additional fuel costs as the fixed price contracts were higher than market prices for the contracted volumes for a portion of the fiscal year. In fiscal 2009, the forward purchase commitments resulted in an estimated $67.7 million of additional fuel costs as the fixed price contracts were higher than market prices for the contracted volumes.
     As of July 2, 2011, we had forward diesel fuel commitments totaling approximately $86 million through June 2012. These contracts will lock in the price of approximately 30% to 35% of our fuel purchase needs for the contracted periods at prices lower than the current market price for diesel for the first 26 weeks of fiscal 2012 and near the current market price for diesel for the remainder of the fiscal year. Subsequent to July 2, 2011, we entered into forward diesel fuel commitments totaling approximately $17 million for July and August 2012. Assuming that fuel prices do not rise significantly over recent levels during fiscal 2012, fuel costs exclusive of any amounts recovered through fuel surcharges, are expected to increase by approximately $35 million to $45 million as compared to fiscal 2011. Our estimate is based upon current, published quarterly market price projections for diesel, the cost committed to in our forward fuel purchase agreements currently in place for fiscal 2012 and estimates of fuel consumption. Actual fuel costs could vary from our estimates if any of these assumptions change, in particular if future fuel prices vary significantly from our current estimates. We continue to evaluate all opportunities to offset potential increases in fuel expense, including the use of fuel surcharges and overall expense management. Based on our current projections, we anticipate that the increase in fuel surcharges will offset the majority of our projected fuel cost increase in fiscal 2012 as compared to fiscal 2011.

     Gross project expenses related to our Business Transformation Project, inclusive of pay-related expense, increased by $20.8 million in fiscal 2011 from fiscal 2010 and by $41.6 million in fiscal 2010 from fiscal 2009. The increase in fiscal 2011 resulted from increased project spend including the initial stages of ramping up of our shared services center and a provision for severance resulting from the implementation of an involuntary severance plan. The increase in fiscal 2010 resulted from only six months of activity being included in fiscal 2009, as the Business Transformation Project began in January 2009. Provided the improvements needed in the underlying systems are obtained in the first half of fiscal 2012, we anticipate the software will be ready for its intended use in the second half of fiscal 2012, which will result in increased expense from both software amortization and deployment costs. We will also incur increased costs from the ramp up of our shared services center, continuing costs for additional phases of our Business Transformation Project and information technology support costs. We believe the increase in gross project expenses, including all pay-related expenses, related to the Business Transformation Project in fiscal 2012 as compared to fiscal 2011 will be approximately $175 million to $195 million.
     We adjust the carrying values of our COLI policies to their cash surrender values on an ongoing basis. The cash surrender values of these policies are largely based on the values of underlying investments, which through fiscal 2011 included publicly traded securities. As a result, the cash surrender values of these policies fluctuated with changes in the market value of such securities. The changes in the financial markets resulted in gains for these policies of $28.2 million in fiscal 2011, compared to gains for these policies of $21.6 million in fiscal 2010 and losses of $43.8 million in fiscal 2009. Near the end of fiscal 2011, we reallocated all of our policies into low-risk, fixed-income securities and therefore we no longer expect significant volatility in operating income, net earnings and earnings per share in future periods related to these policies.
     The provision for losses on receivables included within operating expenses decreased by $39.7 million in fiscal 2010 over fiscal 2009. The decrease in our provision for losses on receivables in fiscal 2010 reflects fewer customer accounts exceeding our threshold for write-off in fiscal 2010 as compared to fiscal 2009. Customer accounts written off, net of recoveries, were $37.8 million, or 0.10% of sales, $34.3 million, or 0.10% of sales, and $71.9 million, or 0.20% of sales, for fiscal 2011, 2010 and 2009, respectively. Our provision for losses on receivables will fluctuate with general market conditions, as well as the circumstances of our customers.
Net Earnings
     Net earnings for fiscal 2011 decreased 2.4% over the comparable prior year period. After adjusting for the estimated impact of the 53rd week in fiscal 2010, the decrease would have been 0.3%. This adjusted decrease was primarily due to the factors discussed above and an increase in the effective tax rate. The effective tax rate for fiscal 2011 was 36.96%, compared to an effective tax rate of 36.20% for fiscal 2010. The difference between the tax rates for the two periods resulted largely from the one-time reversal of interest accruals for tax contingencies related to our settlement with the Internal Revenue Service (IRS) in the first quarter of fiscal 2010.
     Net earnings increased 11.7% in fiscal 2010 from fiscal 2009. After adjusting for the estimated impact of the 53rd week in fiscal 2010, the increase would have been 9.5%. This adjusted increase was primarily due to a reduction in the effective income tax rate, as well as the factors discussed above. The effective tax rate for fiscal 2010 was 36.20%, compared to an effective tax rate of 40.37% for fiscal 2009. The difference between the tax rates for the two periods resulted largely from the one-time reversal of interest accruals for tax contingencies related to our settlement with the Internal Revenue Service (IRS) in the first quarter of fiscal 2010.
     Set forth below is a reconciliation of actual net earnings to adjusted net earnings for the periods presented (see further discussion at “Impact of 53-week fiscal year in Fiscal 2010” above):

		2010
	2011	(53 Weeks)	2009
		(in thousands)
Net earnings for the 53/52 week periods	$1,152,030	$1,179,983	$1,055,948
Estimated net earnings for the additional week in fiscal 2010	—	24,127	—

Adjusted net earnings	$1,152,030	$1,155,856	$1,055,948

Actual percentage (decrease) increase	(2.4)%	11.7%
Adjusted percentage (decrease) increase	(0.3)%	9.5%
     The effective tax rate of 36.96% for fiscal 2011 was favorably impacted primarily by two items. First, we recorded a tax benefit of approximately $17.0 million for the reversal of valuation allowances previously recorded on state net operating loss carryforwards. Second, we adjust the carrying values of our COLI policies to their cash surrender values. The gain of $28.2 million recorded in fiscal 2011 was primarily non-taxable for income tax purposes, and had the impact of decreasing income tax expense for the period by $11.1 million. Partially offsetting these favorable impacts was the recording of $9.3 million in tax and interest related to various federal, foreign and state uncertain tax positions.

     The effective tax rate of 36.20% for fiscal 2010 was favorably impacted primarily by two items. First, we recorded an income tax benefit of approximately $29.0 million resulting from the one-time reversal of a previously accrued liability related to the settlement with the IRS (See “Liquidity and Capital Resources, Other Considerations, BSCC Cooperative Structure” for additional discussion). Second, the gain of $21.6 million recorded to adjust the carrying value of COLI policies to their cash surrender values in fiscal 2010 was non-taxable for income tax purposes, and had the impact of decreasing income tax expense for the period by $8.3 million.
     The effective tax rate of 40.37% for fiscal 2009 was unfavorably impacted primarily by two factors. First, we recorded tax adjustments related to federal and state uncertain tax positions of $31.0 million. Second, the loss of $43.8 million recorded to adjust the carrying value of COLI policies to their cash surrender values in fiscal 2009 was non-deductible for income tax purposes, and had the impact of increasing income tax expense for the period by $16.8 million. The effective tax rate for fiscal 2009 was favorably impacted by the reversal of valuation allowances of $7.8 million previously recorded on Canadian net operating loss deferred tax assets.
Earnings Per Share
     Basic and diluted earnings per share decreased 1.5% in fiscal 2011 from the prior year. After adjusting for the estimated impact of the 53rd week in fiscal 2010, earnings per share increased 0.5%. This adjusted increase was primarily the result of factors discussed above, as well as a net reduction in shares outstanding. The net reduction in both average and diluted shares outstanding was primarily due to share repurchases which occurred during the first 26 weeks of fiscal 2011.
     Basic earnings per share and diluted earnings per share increased 12.4% in fiscal 2010 from the prior year. After adjusting for the estimated impact of the 53rd week in fiscal 2010, this increase would have been 10.2%. This adjusted increase was primarily the result of factors discussed above, as well as a net reduction in shares outstanding. The net reduction in average shares outstanding was primarily due to share repurchases. The net reduction in diluted shares outstanding was primarily due to share repurchases and an increase in the number of anti-dilutive options excluded from the diluted shares calculation.
     Set forth below is a reconciliation of actual diluted earnings per share to adjusted diluted earnings per share for the periods presented (see further discussion at “Impact of 53-week fiscal year in Fiscal 2010” above):

		2010
	2011	(53 Weeks)	2009
	(In thousands, except for share and per share data)
Calculation of diluted earnings per share impact for 53rd week:
Estimated net earnings for the additional week in fiscal 2010		$24,127
Diluted shares outstanding		593,590,042

Estimated diluted earnings per share for the additional week		$0.04

Diluted earnings per share for the 53/52 week periods	$1.96	$1.99	$1.77
Estimated diluted earnings per share for the additional week in fiscal 2010	—	0.04	—

Adjusted diluted earnings per share	$1.96	$1.95	$1.77

     Basic and diluted earnings per share for fiscal 2011 were favorably impacted by two items. First, we recognized a favorable impact of $0.05 per share due to the gains recorded on the adjustment of the carrying value of COLI policies to their cash surrender values. Second, a favorable impact of $0.02 per share was recognized related to the recognition of deferred tax assets from the reversal of valuation allowances previously recorded on state net operating loss carryforwards. These favorable impacts were partially offset by $0.04 per share relating to the charge recorded upon withdrawal from a multi-employer pension plan in the third quarter.
     Basic and diluted earnings per share for fiscal 2010 were favorably impacted by $0.05 per share due to the one-time reversal of a previously accrued liability related to the settlement of an outstanding tax matter with the IRS and $0.04 per share due to gains recorded on the adjustment of the carrying value of COLI policies to their cash surrender values.

Segment Results
     We have aggregated our operating companies into a number of segments, of which only Broadline and SYGMA are reportable segments as defined in accounting provisions related to disclosures about segments of an enterprise. Beginning in the third quarter of fiscal 2011, the company’s custom-cut meat operations were reorganized to function as part of the United States Broadline segment. As a result, the results of the custom-cut meat operations are included in the Broadline reportable segment in the segment discussion below. Previously, these operations were an independent segment and were presented with the “Other” financial information relating to non-reportable segments. Segment reporting for the comparable prior year periods has been revised to conform to the new classification of the custom-cut meat operations as part of the Broadline reportable segment.
     The accounting policies for the segments are the same as those disclosed by Sysco within the Financial Statements and Supplementary Data within Exhibit 99.1 of this Current Report on Form 8-K. Intersegment sales generally represent specialty produce products distributed by the Broadline and SYGMA operating segments. Sysco’s management evaluates the performance of each of our operating segments based on its respective operating income results, which generally excludes any allocation of centrally incurred costs. While a segment’s operating income may be impacted in the short term by increases or decreases in gross profits, expenses, or a combination thereof, over the long-term each business segment is expected to increase its operating income at a greater rate than sales growth. This is consistent with our long-term goal of leveraging earnings growth at a greater rate than sales growth. Corporate expenses generally include all expenses of the corporate office and Sysco’s shared service center. These also include all share-based compensation costs and expenses related to the company’s Business Transformation Project.
     The following table sets forth the operating income of each of our reportable segments and the other segment expressed as a percentage of each segment’s sales for each period reported and should be read in conjunction with Note 19, “Business Segment Information” to the Consolidated Financial Statements in Exhibit 99.2:

	Operating Income as a
	Percentage of Sales
		2010
	2011	(53 Weeks)	2009
Broadline	7.3%	7.7%	7.4%
SYGMA	1.2	1.0	0.7
Other	4.5	4.1	3.2
     The following table sets forth the change in the selected financial data of each of our reportable segments and the other segment expressed as a percentage increase over the prior year and should be read in conjunction with Note 19, “Business Segment Information” to the Consolidated Financial Statements in Exhibit 99.2:

				2010
	2011			(53 Weeks)
		Operating			Operating
	Sales	Income		Sales	Income
Broadline	5.1%	(1.0)%		1.4%	5.7%
SYGMA	9.2	26.8	(1)	1.1	51.2	(1)
Other	5.1	14.3		(1.4)	27.6

(1)	SYGMA had operating income of $62.2 million in fiscal 2011, $49.1 million in fiscal 2010 and $32.4 million in fiscal 2009.

     The following table sets forth sales and operating income of each of our reportable segments, the other segment, and intersegment sales, expressed as a percentage of aggregate segment sales, including intersegment sales, and operating income, respectively. For purposes of this statistical table, operating income of our segments excludes corporate expenses of $558.8 million in fiscal 2011, $513.3 million in fiscal 2010 and $454.0 million in fiscal 2009 that are not charged to our segments. This information should be read in conjunction with Note 19, “Business Segment Information” to the Consolidated Financial Statements in Exhibit 99.2:

			2010
	2011		(53 Weeks)		2009
		Segment		Segment		Segment
		Operating		Operating		Operating
	Sales	Income	Sales	Income	Sales	Income
Broadline	81.2%	93.4%	81.6%	94.5%	81.3%	95.6%
SYGMA	13.6	2.5	13.1	2.0	13.1	1.4
Other	5.7	4.1	5.7	3.5	5.9	3.0
Intersegment sales	(0.5)	—	(0.4)	—	(0.3)	—

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Broadline Segment
     The Broadline reportable segment consists of the aggregated results of the United States, Canadian and European Broadline segments, as well as the custom-cut meat operations. Broadline operating companies distribute a full line of food products and a wide variety of non-food products to customers. Broadline operations have significantly higher operating margins than the rest of Sysco’s operations. In fiscal 2011, the Broadline operating results represented approximately 81% of Sysco’s overall sales and 93% of the aggregate operating income of Sysco’s segments, which excludes corporate expenses and consolidated adjustments.
     There are several factors which contribute to these higher operating results as compared to the SYGMA and Other operating segments. We have invested substantial amounts in assets, operating methods, technology and management expertise in this segment. The breadth of its sales force, geographic reach of its distribution area and its purchasing power allow us to leverage this segment’s earnings.
Sales
     Sales for fiscal 2011 were 5.1% greater than fiscal 2010. Negatively affecting the sales comparison of fiscal 2011 to fiscal 2010 was the additional week in fiscal 2010. Product cost inflation and the resulting increase in selling prices, combined with case volume improvement, contributed to the increase in sales in fiscal 2011. Changes in product costs, an internal measure of inflation or deflation, were estimated as inflation of 4.9% in fiscal 2011. Non-comparable acquisitions contributed 0.8% to the overall sales comparison for fiscal 2011. The changes in the exchange rates used to translate our foreign sales into U.S. dollars positively impacted sales by 0.6% compared to fiscal 2010.
     Sales for fiscal 2010 were 1.4% greater than fiscal 2009. Case volume improvement caused an increase in sales in fiscal 2010 as compared to fiscal 2009. The changes in the exchange rates used to translate our foreign sales into U.S. dollars positively impacted sales by 1.0% compared to fiscal 2009. Non-comparable acquisitions contributed 0.6% to the overall sales comparison for fiscal 2010. Changes in product costs were estimated as deflation of 1.5% in fiscal 2010. This product cost deflation, which led to decreases in selling prices, and a change in customer sales mix partially offset case volume improvement in fiscal 2010. The additional week also contributed to the sales growth in fiscal 2010.
Operating Income
     Operating income decreased by 1.0% in fiscal 2011 over fiscal 2010 as gross profit dollars increased slightly below the rate that operating expenses increased. However, it is important to note that operating expenses included a significant charge of $36.1 million from a withdrawal from a multi-employer pension plan. Additionally, negatively affecting the operating income comparison of fiscal 2011 to fiscal 2010 was the additional week in fiscal 2010.
     Gross profit dollars increased in fiscal 2011 primarily due to increased sales; however, gross profit dollars increased at a lower rate than sales. This slower growth in gross profit dollars was primarily the result of two factors. Based on Broadline’s product sales mix for fiscal 2011, it was most impacted by higher levels of inflation in the dairy, meat and seafood product categories in the range of 10% to 12%. Broadline’s largest selling product category, canned and dry, experienced inflation of 4%. While we are generally able to pass through modest levels of inflation to our customers, we were unable pass through fully these higher levels of product cost inflation with the same gross profit percentage in these product categories without negatively impacting our customers’ business and therefore our business. While we cannot predict whether inflation will continue at these levels, prolonged periods of high inflation, either overall or in certain product categories, can have a negative impact on our customers, as high food costs can reduce consumer spending in the food-away-from-home market, and may negatively impact the Broadline segment’s sales, gross profit and earnings. Second, ongoing strategic pricing initiatives largely lowered our prices to our customers in certain product categories in order to increase sales volumes. These initiatives are being phased in over time and resulted in short-term gross profit declines as a percentage of sales, but we believe will result in long-term gross profit dollar growth due to higher sales volumes and increased market share. We have experienced meaningful year over year volume growth with those items included in the early phases of these programs in the geographies where this program has been implemented. We believe the long-term benefits of these strategic initiatives will result in profitable market share growth.
     In addition, gross profit dollars for fiscal 2011 increased as a result of higher fuel surcharges. Fuel surcharges were approximately $19.4 million higher in fiscal 2011 than the prior year due to the application of fuel surcharges to a broader customer base for a small portion of the third quarter and the entire fourth quarter due to higher fuel prices incurred during these periods. Assuming that fuel prices do not greatly rise above recent levels during fiscal 2012, we expect fuel surcharges to largely offset our increased fuel costs expected in fiscal 2012.
     The expense increases in fiscal 2011 were driven largely by provisions for withdrawal from a multi-employer pension plan and an increase in pay-related expenses. In fiscal 2011, we recorded provisions of $41.5 million for withdrawal liabilities from multi-employer pension plans from which union members elected to withdraw. The increase in pay-related expenses related to the sales and gross profit increase, including both delivery personnel costs and sales. Portions of our pay-related expense are variable in nature and are expected to increase when sales and gross profit increase. Pay-related expenses from acquired companies and changes in the exchange rates used to translate our foreign sales into U.S. dollars also contributed to the increase.
     Fuel costs were $22.0 million higher in fiscal 2011 than the prior year. Assuming that fuel prices do not rise significantly over recent levels during fiscal 2012, fuel costs for fiscal 2012 not including any amounts recovered through fuel surcharges, are expected to increase by approximately $25 million to $35 million as compared to fiscal 2011. Our estimate is based upon current, published quarterly market price projections for diesel, the cost committed to in our forward fuel purchase agreements currently in place for fiscal 2012 and estimates of fuel consumption. Actual fuel costs could vary from our estimates if any of these assumptions change, in particular if future fuel prices vary significantly from our current estimates. We continue to evaluate all opportunities to offset potential increases in fuel expense, including the use of fuel surcharges and overall expense management.
     Operating income increased by 5.7% in fiscal 2010 over fiscal 2009 primarily due to effective management of operations in the current economic environment by decreasing expenses as compared to the comparable prior year periods. Operating expenses decreased 1.3% in fiscal 2010 as compared to fiscal 2009. The additional week in fiscal 2010 contributed to the gross profit increase, partially offset by a decrease of approximately $37.4 million in the fuel surcharges charged to customers in fiscal 2010 as compared to fiscal 2009 due to less usage of these surcharges in fiscal 2010. Expense performance for fiscal 2010 was primarily due to reduced fuel cost and lower provision for losses on receivables and operating efficiencies, such as reduced pay—related expense due to reduced headcount. Fuel costs were $51.8 million lower in fiscal 2010 than in the prior year. Partially offsetting these expense declines were increases in expenses related to the additional week in fiscal 2010.
     From time to time, we may voluntarily withdraw from multi-employer pension plans to minimize or limit our future exposure to these plans. We recorded provisions related to multi-employer pension plans of $41.5 million in fiscal 2011, $2.9 million in fiscal 2010 and $9.6 million in fiscal 2009.
SYGMA Segment
     SYGMA operating companies distribute a full line of food products and a wide variety of non-food products to certain chain restaurant customer locations. SYGMA operations have traditionally had lower operating income as a percentage of sales than Sysco’s other segments. This segment of the foodservice industry has generally been characterized by lower overall operating margins as the volume that these customers command allows them to negotiate for reduced margins. These operations service chain restaurants through contractual agreements that are typically structured on a fee per case delivered basis.
Sales
     Sales were 9.2% greater in fiscal 2011 than in fiscal 2010. Negatively affecting the sales comparison of fiscal 2011 to fiscal 2010 was the additional week in fiscal 2010. The increase in sales was primarily due to case volume improvement largely attributable to new customers and, to a lesser extent, from an increase in volume from certain existing customers.
     Sales were 1.1% greater in fiscal 2010 than in fiscal 2009. The additional week contributed to the sales growth in fiscal 2010. Case volume improvement caused an increase in sales in fiscal 2010 as compared to fiscal 2009. This case growth was largely attributable to new customers added largely in the latter part of the fiscal year and the additional week in fiscal 2010. Partially offsetting these case volume improvements was a decline in volume from existing customers due to the weak economic environment which applied continued pressure to consumer discretionary spending and negatively impacted overall restaurant traffic counts. Product cost deflation, which led to decreases in selling prices also impacted fiscal 2010 sales growth.
     One chain restaurant customer (The Wendy’s Company) accounted for approximately 31% of the SYGMA segment sales for the fiscal year ended July 2, 2011. SYGMA maintains multiple regional contracts with varied expiration dates with this customer. While the loss of this customer would have a material adverse effect on SYGMA, we do not believe that the loss of this customer would have a material adverse effect on Sysco as a whole.
Operating Income
     Operating income increased $13.1 million in 2011 over the prior year due to increased sales and improved productivity. Gross profit dollars increased 9.5% while operating expenses increased 7.2% in fiscal 2011 from fiscal 2010. Contributing to the gross profit increase in fiscal 2011 were increased sales and an increase of approximately $6.6 million in the fuel surcharges charged to customers in fiscal 2011 from prior year due to higher fuel prices in fiscal 2011. The increase in operating expenses for fiscal 2011 was largely driven by increased delivery and warehouse personnel payroll costs resulting from increased sales as well as increased fuel cost. Productivity improvements occurred within our warehouse and delivery functions in fiscal 2011 and expense reductions occurred within our administrative functions in fiscal 2011 as compared to the prior year. Fuel costs in fiscal 2011 were $12.9 million greater than the prior year. Assuming that fuel prices do not significantly rise above recent levels during fiscal 2012, we expect fuel costs and fuel surcharges for our SYGMA segment to increase as compared to fiscal 2011.
     Operating income increased by $16.6 million in fiscal 2010 as compared to fiscal 2009. Gross profit dollars increased 0.7% while operating expenses decreased 3.6% in fiscal 2010 as compared to fiscal 2009. The additional week in fiscal 2010 contributed to the gross profit increase, partially offset by a decrease of approximately $11.4 million in the fuel surcharges charged to customers in fiscal 2010 compared to fiscal 2009 due to lower fuel prices in fiscal 2010. Expense reductions were accomplished by operational efficiencies in both delivery and warehouse areas, as well as lower payroll expense related to headcount reductions. Also contributing to the decrease in operating expenses was a decrease of $10.1 million in fuel costs in fiscal 2010 from the prior year due to lower fuel prices.
Other Segment
     “Other” financial information is attributable to our other operating segments, including our specialty produce and lodging industry products and a company that distributes to international customers. These operating segments are discussed on an aggregate basis as they do not represent reportable segments under segment accounting literature.
     On an aggregate basis, our “Other” segment has had a lower operating income as a percentage of sales than Sysco’s Broadline segment. Sysco has acquired the operating companies within these segments in relatively recent years. These operations generally operate in a niche within the foodservice industry. Each individual operation is also generally smaller in sales and scope than an average Broadline operation and each of these operating segments is considerably smaller in sales and overall scope than the Broadline segment. In fiscal 2011, in the aggregate, the “Other” segment represented approximately 5.7% of Sysco’s overall sales and 4.5% of the aggregate operating income of Sysco’s segments, which excludes corporate expenses and consolidated adjustments.
     Operating income increased 14.3% for fiscal 2011 from fiscal 2010. The operating income comparison was negatively affected by the additional week in fiscal 2010. The increase in operating income was caused primarily by increased sales in the specialty produce segment and favorable expense management in the specialty produce and lodging industry products segments.
     Operating income increased 27.6% for fiscal 2010 from fiscal 2009. The increase in operating income was caused primarily by increased sales in our specialty produce segment and increased operating income in all segments due to favorable expense management. The additional week in fiscal 2010 also contributed to the increase in operating income.
Liquidity and Capital Resources
     Sysco’s strategic objectives require continuing investment and our financial resources include cash provided by operations and access to capital from financial markets. Our operations historically have produced significant cash flow. Cash generated from operations is generally allocated to working capital requirements; investments in facilities, systems, fleet, other equipment and technology; acquisitions compatible with our overall growth strategy; and cash dividends. Any remaining cash generated from operations may be invested in high-quality, short-term instruments or applied toward the cost of the share repurchase program. As a part of our ongoing strategic analysis, we regularly evaluate business opportunities, including potential acquisitions and sales of assets and businesses, and our overall capital structure. Any transactions resulting from these evaluations may materially impact our liquidity, borrowing capacity, leverage ratios and capital availability.
     Our liquidity and capital resources can be influenced by economic trends and conditions primarily due to their impact on our cash flows from operations. Weak economic conditions and low levels of consumer confidence and the resulting pressure on consumer disposable income can lower our sales growth and potentially our cash flows from operations. While these factors were present in fiscal 2010 and fiscal 2011, they had only a modest impact on our cash flows from operations in these periods due in large part to effective working capital management. We do not believe current economic conditions will significantly impact our cash flows from operations in fiscal 2012, as we can respond to reduced consumer demand, if it were to occur, by lowering our working capital requirements. Additionally, approximately one-third of our customers are not impacted by general economic conditions to the same extent as restaurants and other food retailers. These customers include hospitals, nursing homes, schools and colleges. Product cost inflation can potentially lower our gross profit and cash flow from operations if we are unable to pass through all of the increased product costs with the same gross profit percentage to our customers. This occurred in fiscal 2011, as we were able to pass some, but not all, of our product cost increases on to our customers. However; we believe our mechanisms to manage product cost inflation, some of which are contractual, are sufficient to limit the impact on our cash flows from operations.
     We believe that our cash flows from operations, the availability of additional capital under our existing commercial paper programs and bank lines of credit and our ability to access capital from financial markets, including issuances of debt securities, either privately or under our shelf registration statement filed with the Securities and Exchange Commission (SEC), will be sufficient to meet our anticipated cash requirements for the next twelve months and beyond, while maintaining sufficient liquidity for normal operating purposes. We believe that we will continue to be able to access the commercial paper market effectively as well as the long-term capital markets, if necessary. To further maintain and enhance our credit ratings on current and future debt, on January 19, 2011, the wholly-owned U.S. Broadline subsidiaries of Sysco Corporation entered into full and unconditional guarantees of all outstanding senior notes and debentures of Sysco Corporation. As of July 2, 2011, Sysco had a total of approximately $2.2 billion in senior notes and debentures outstanding that are covered by this guarantee.
Operating Activities
     We generated $1.1 billion in cash flow from operations in fiscal 2011, $0.9 billion in fiscal 2010 and $1.6 billion in fiscal 2009. The increase of $206.1 million between fiscal 2011 and fiscal 2010 was driven largely by a reduction in the amount of payments made in relation to the IRS settlement of $316.0 million and reduced pension contributions in the amount of $136.2 million in fiscal 2011 as compared to fiscal 2010. These increases were partially offset by changes in working capital discussed in more detail below. The decrease of $691.3 million between fiscal 2010 and fiscal 2009 was driven largely by $528.0 million of payments related to the IRS settlement and $140.0 million of pension contributions made in advance for fiscal 2011. Additionally, several less significant items had offsetting impacts when comparing the cash flow from operations between fiscal 2010 and fiscal 2009. As described under “Other Considerations, BSCC Cooperative Structure,” we will make the final payments under the IRS settlement in fiscal 2012 in the amount of $212 million.
     Cash flow from operations in fiscal 2011 was primarily generated by net income, reduced by increases in receivables and inventory balances and changes in deferred tax assets and liabilities, partially offset by non-cash depreciation and amortization expense and increases in accounts payable. Cash flow from operations in fiscal 2010 was primarily due to net income and non-cash depreciation and amortization expense, offset by decreases in accrued income taxes and other long-term liabilities and prepaid pension cost, net, increases in accounts receivable and inventory balances and changes in deferred tax assets and liabilities. Cash flow from operations in fiscal 2009 was primarily due to net income, non-cash depreciation and amortization expense, an increase in accrued income taxes, and increases in accounts receivable and inventory balances. The increases in fiscal 2009 were partially offset by decreases in accounts payable balances and accrued expenses.
     The increases in accounts receivable and inventory balances in fiscal 2011 and fiscal 2010 were primarily due to sales growth. An increase in daily sales outstanding also contributed to the increase in accounts receivable and inventory balances in fiscal 2011. The decrease in accounts receivable and inventory balances in fiscal 2009 was primarily due to the sales decline. The increase in accounts payable balances in fiscal 2011 and fiscal 2010 was primarily from the growth in inventory resulting from sales growth. The decrease in accounts payable balances in fiscal 2009 was primarily from inventory decreases resulting from the sales decline. Accounts payable balances are impacted by many factors, including changes in product mix, cash discount terms and changes in payment terms with vendors.
     Cash flow from operations was impacted by a decrease in accrued expenses of $43.3 million during fiscal 2011, an increase in accrued expenses of $58.0 million during fiscal 2010 and a decrease in accrued expenses of $120.3 million during fiscal 2009. The decrease in accrued expenses in the fiscal 2011 was primarily due to the payment of the respective prior year annual incentive bonuses, partially offset by lower accruals for current year compensation incentives. The remainder of the decrease was driven by multiple changes in various other accruals, of which no item was individually significant. The increase in accrued expenses during fiscal 2010 was primarily due to increases in incentive compensation accruals resulting from improved operating performance in fiscal 2010. The remainder of the increase was driven by multiple changes in various other accruals, of which no item was individually significant. The decrease in accrued expenses during fiscal 2009 was primarily due to the payment of prior year annual incentive bonuses, offset by lower accruals for current year incentive bonuses.
     Cash flow from operations for fiscal 2011 was negatively impacted by changes in deferred tax assets and liabilities of $165.2 million and a decrease in accrued income taxes of $44.2 million. Cash flow from operations for fiscal 2010 was negatively impacted by changes in deferred tax assets and liabilities of $121.9 million and a decrease in accrued income taxes of $296.5 million. The main factor affecting both of these changes in fiscal 2011 and fiscal 2010, as well as cash taxes paid, was the IRS settlement (discussed below in “Other Considerations, BSCC Cooperative Structure”), which resulted in the payment of taxes of $212.0 million in fiscal 2011 and $528.0 million in fiscal 2010 for the settlement agreement. Partially offsetting the negative impact described above, the change in deferred tax assets and liabilities was impacted by the contribution of an additional $140.0 million to our company-sponsored qualified pension plan in fiscal 2010 for contributions that would normally have been made in fiscal 2011. Cash flow from operations for fiscal 2009 was positively impacted by an increase in accrued income taxes of $325.5 million, partially offset by changes in deferred tax assets and liabilities of $294.2 million. Total cash taxes paid were $907.7 million, $1,142.0 million and $735.8 million in fiscal 2011, 2010 and 2009, respectively. The changes in all periods were also impacted by the current tax provision and current year estimated tax payments.
     Other long-term liabilities increased $44.3 million during fiscal 2011. The increase for 2011 was primarily attributable to three items. First, we recorded withdrawal liabilities from multi-employer pension plans from which union members elected to withdraw during the period. Second, net company sponsored pension costs exceeded contributions to our company-sponsored pension plans during the period. Third, we recognized a provision for severance resulting from the implementation of an involuntary severance plan. Partially offsetting these increases, our liability for uncertain tax positions decreased as a result of settlements with various taxing authorities during the period.
     Other long-term liabilities and prepaid pension cost, net, decreased $271.7 million during fiscal 2010. The decrease in fiscal 2010 is primarily attributable to three items. First, pension contributions to our company-sponsored plans exceeded net company-sponsored pension costs. Second, our liability for deferred incentive compensation decreased due to accelerated distributions taken by plan participants of all or a portion of their vested balances pursuant to certain transitional relief under the provisions of Section 409A of the Internal Revenue Code and other regular distributions. Third, our liability for uncertain tax positions decreased as a result of the settlement with the IRS, as well as a reclass to accrued income taxes for amounts expected to be paid in fiscal 2011.
     Other long-term liabilities and prepaid pension cost, net, decreased $48.4 million during fiscal 2009. The decrease in fiscal 2009 is primarily attributable to a decrease in our liability for uncertain tax benefits related to our settlement with the IRS. See additional discussion of an IRS settlement at “Other Considerations, BSCC Cooperative Structure.” The decrease was partially offset by a combination of the recording of net company-sponsored pension costs and incentive compensation deferrals.
     We recorded net company-sponsored pension costs of $186.4 million, $126.1 million and $88.7 million during fiscal 2011, fiscal 2010 and fiscal 2009, respectively. Our contributions to our company-sponsored defined benefit plans were $161.7 million, $297.9 million and $95.8 million during fiscal 2011, fiscal 2010 and fiscal 2009, respectively. Included in the $161.7 million of contributions in fiscal 2011 was a $140.0 million contribution to our Retirement Plan that would normally have been made in fiscal 2012. Included in the $297.9 million of contributions in fiscal 2010 was a $140.0 million contribution to our Retirement Plan that would normally have been made in fiscal 2011 and quarterly contributions totaling $140.0 million for fiscal 2010. Additional contributions to our Retirement Plan are not currently anticipated in fiscal 2012, however we will evaluate our funding position at the end of fiscal 2012 and select the timing for a contribution at that time.
Investing Activities
     Fiscal 2011 capital expenditures included:
•	investments in technology including our Business Transformation Project;

•	fleet replacements;

•	replacement or significant expansion of facilities in Philadelphia, Pennsylvania and central Texas;

•	the purchase of land for a fold-out facility in southern California; and

•	the remodeling of our shared services facility purchased in fiscal 2010.
     Fiscal 2010 capital expenditures included:
•	investments in technology including our Business Transformation Project;

•	fleet replacements;

•	replacement or significant expansion of facilities in Vancouver, British Columbia, Canada; Winnipeg, Manitoba, Canada; Billings, Montana; Plainfield, New Jersey; Philadelphia, Pennsylvania and Houston, Texas;

•	the purchase of a facility for our future shared services operations in connection with our Business Transformation Project; and

•	the purchase of land for a fold-out facility in Long Island, New York.
     Fiscal 2009 capital expenditures included:
•	construction of a fold-out facility in Longview, Texas;

•	replacement or significant expansion of facilities in Victoria, British Columbia, Canada; Chicago, Illinois; Pittsburgh, Pennsylvania and Houston, Texas;

•	land purchases for future fold-out facilities; and

•	investments in technology for our Business Transformation Project.
     We expect total capital expenditures in fiscal 2012 to be in the range of $750 million to $800 million. Fiscal 2012 expenditures will include facility, fleet and other equipment replacements and expansions; new facility construction, including fold-out facilities; and investments in technology including our Business Transformation Project.
     During fiscal 2011, in the aggregate, the company paid cash of $101.1 million for operations acquired during fiscal 2011 and for contingent consideration related to operations acquired in previous fiscal years. During fiscal 2011, we acquired for cash broadline foodservice operations in central California; Los Angeles, California; Ontario, Canada; Lincoln, Nebraska; and Trenton, New Jersey.
     During fiscal 2010, in the aggregate, the company paid cash of $29.3 million for operations acquired during fiscal 2010 and for contingent consideration related to operations acquired in previous fiscal years. During fiscal 2010, we acquired for cash a broadline foodservice operation in Syracuse, New York, a produce distributor in Atlanta, Georgia and a seafood distributor in Edmonton, Alberta, Canada.
     During fiscal 2009, in the aggregate the company paid cash of $218.1 million for operations acquired during fiscal 2009 and for contingent consideration related to operations acquired in previous fiscal years. During fiscal 2009, we acquired for cash broadline foodservice operations in Ireland, Los Angeles, California and Boston, Massachusetts, as well as a produce distributor in Toronto, Ontario, Canada.
Financing Activities
Equity
     Proceeds from common stock reissued from treasury for share-based compensation awards were $332.7 million in fiscal 2011, $94.8 million in fiscal 2010 and $111.8 million in fiscal 2009. The increase in proceeds in fiscal 2011 was due to an increase in the number of options exercised in fiscal 2011, as compared to fiscal 2010 and 2009. The level of option exercises, and thus proceeds, will vary from period to period and is largely dependent on movements in our stock price.
     We traditionally have engaged in Board-approved share repurchase programs. The number of shares acquired and their cost during the past three fiscal years were 10,000,000 shares for $291.6 million in fiscal 2011, 6,000,000 shares for $179.2 million in fiscal 2010 and 16,951,200 shares for $438.8 million in fiscal 2009. There were no additional shares repurchased through August 17, 2011, resulting in a remaining authorization by our Board of Directors to repurchase up to 13,386,600 shares, based on the trades made through that date. Our current share repurchase strategy is to purchase enough shares to keep our diluted average shares outstanding relatively constant. Based on forecasted and past share exercises pursuant to our option plans, we expect to repurchase slightly more shares in fiscal 2012 than in fiscal 2011.
     Dividends paid were $597.1 million, or $1.02 per share, in fiscal 2011, $579.8 million, or $0.98 per share, in fiscal 2010 and $548.2 million, or $0.92 per share, in fiscal 2009. In May 2011, we declared our regular quarterly dividend for the first quarter of fiscal 2012 of $0.26 per share, which was paid in July 2011.
     In November 2000, we filed with the SEC a shelf registration statement covering 30,000,000 shares of common stock to be offered from time to time in connection with acquisitions. As of August 17, 2011, 29,477,835 shares remained available for issuance under this registration statement.
Short-term Borrowings
     We have uncommitted bank lines of credit, which provided for unsecured borrowings for working capital of up to $95.0 million, of which none was outstanding as of July 2, 2011 or August 17, 2011.
     Our Irish subsidiary, Pallas Foods Limited, has a €10.0 million (Euro) committed facility for unsecured borrowings for working capital. There were no borrowings outstanding under this facility as of July 2, 2011 or August 17, 2011.

     On June 30, 2011, a Canadian subsidiary of Sysco entered into a short-term demand loan facility for the purpose of facilitating a distribution from the Canadian subsidiary to Sysco, and Sysco concurrently entered into an agreement with the bank to guarantee the loan. The amount borrowed was $182.0 million and was repaid in full on July 4, 2011.
Commercial Paper and Revolving Credit Facility
     We have a Board-approved commercial paper program allowing us to issue short-term unsecured notes in an aggregate amount not to exceed $1.3 billion.
     Sysco and one of our subsidiaries, Sysco International, ULC., have a revolving credit facility supporting our U.S. and Canadian commercial paper programs. The facility, in the amount of $1.0 billion, expires on November 4, 2012, but is subject to extension.
     During fiscal 2011, 2010 and 2009, aggregate outstanding commercial paper issuances and short-term bank borrowings ranged from approximately zero to $330.3 million, zero to $1.8 million, and zero to $165.0 million, respectively. There were no commercial paper issuances outstanding as of July 2, 2011 and $300.0 million of commercial paper issuances outstanding as of August 17, 2011.
     During fiscal 2011, 2010 and 2009, our aggregate commercial paper issuances and short-term bank borrowings had a weighted average interest rate of 0.25%, 0.80% and 0.88%, respectively.
Fixed Rate Debt
     Included in current maturities of long-term debt as July 2, 2011 are the 6.10% senior notes totaling $200.0 million, which mature in June 2012. These notes were issued by Sysco International, Co., a wholly-owned subsidiary of Sysco now known as Sysco International, ULC. It is our intention to fund the repayment of these notes at maturity through issuances of commercial paper, senior notes or a combination thereof.
     In February 2009, Sysco deregistered the securities remaining unsold under its then existing shelf registration statement that was filed with the SEC in February 2008 for the issuance of debt securities. In February 2009, Sysco filed with the SEC an automatically effective well-known seasoned issuer shelf registration statement for the issuance of an indeterminate amount of debt securities that may be issued from time to time.
     In March 2009, Sysco issued 5.375% senior notes totaling $250.0 million due March 17, 2019 (the 2019 notes) and 6.625% senior notes totaling $250.0 million due March 17, 2039 (the 2039 notes) under its February 2009 shelf registration. The 2019 and 2039 notes, which were priced at 99.321% and 98.061% of par, respectively, are unsecured, are not subject to any sinking fund requirement and include a redemption provision which allows Sysco to retire the notes at any time prior to maturity at the greater of par plus accrued interest or an amount designed to ensure that the note holders are not penalized by early redemption. Proceeds from the notes will be utilized over a period of time for general corporate purposes, which may include acquisitions, refinancing of debt, working capital, share repurchases and capital expenditures.
     In September 2009, we entered into an interest rate swap agreement that effectively converted $200.0 million of fixed rate debt maturing in fiscal 2014 to floating rate debt. In October 2009, we entered into an interest rate swap agreement that effectively converted $250.0 million of fixed rate debt maturing in fiscal 2013 to floating rate debt. Both transactions were entered into with the goal of reducing overall borrowing cost and increasing floating interest rate exposure. These transactions were designated as fair value hedges since the swaps hedge against the changes in fair value of fixed rate debt resulting from changes in interest rates.
Total Debt
     Total debt as of July 2, 2011 was $2.7 billion of which approximately 75% was at fixed rates with a weighted average of 5.9% and an average life of 15 years, and the remainder was at floating rates with a weighted average of 2.1% and an average life of one year. Certain loan agreements contain typical debt covenants to protect note holders, including provisions to maintain the company’s long-term debt to total capital ratio below a specified level. Sysco is currently in compliance will all debt covenants.
Other
     As part of normal business activities, we issue letters of credit through major banking institutions as required by certain vendor and insurance agreements. As of July 2, 2011 and July 3, 2010, letters of credit outstanding were $23.0 million and $28.4 million, respectively.

Other Considerations
Multi-Employer Pension Plans
     As discussed in Note 18, “Commitments and Contingencies”, to the Consolidated Financial Statements in Exhibit 99.1, we contribute to several multi-employer defined benefit pension plans based on obligations arising under collective bargaining agreements covering union-represented employees.
     Under current law regarding multi-employer defined benefit plans, a plan’s termination, our voluntary withdrawal or the mass withdrawal of all contributing employers from any underfunded multi-employer defined benefit plan would require us to make payments to the plan for our proportionate share of the multi-employer plan’s unfunded vested liabilities. Generally, Sysco does not have the greatest share of liability among the participants in any of the plans in which we participate. Based on the information available from plan administrators, which has valuation dates ranging from January 31, 2009 to December 31, 2009, we estimate our share of withdrawal liability on most of the multi-employer plans in which we participate could have been as much as $200.0 million as of July 2, 2011 based on a voluntary withdrawal. This estimate excludes plans for which Sysco has recorded withdrawal liabilities. The majority of the plans we participate in have a valuation date of calendar year-end. As such, the majority of our estimated withdrawal liability results from plans for which the valuation date was December 31, 2009; therefore, our estimated liability reflects the asset losses incurred by the financial markets as of that date. Due to the lack of current information, we believe our current share of the withdrawal liability could materially differ from this estimate. In addition, if a multi-employer defined benefit plan fails to satisfy certain minimum funding requirements, the IRS may impose a non-deductible excise tax of 5% on the amount of the accumulated funding deficiency for those employers contributing to the fund.
     From time to time, we may voluntarily withdraw from multi-employer pension plans to minimize or limit our future exposure to these plans. In the third quarter of fiscal 2011, the union members of one of our subsidiaries voted to withdraw from the union’s multi-employer pension plan and join Sysco’s company-sponsored Retirement Plan. This action triggered a partial withdrawal from the multi-employer pension plan. As a result, during the third quarter of fiscal 2011, we recorded a withdrawal liability provision of approximately $36.1 million related to this plan. We have experienced other instances triggering voluntary withdrawal from multi-employer pension plans. Total withdrawal liability provisions recorded include $41.5 million in fiscal 2011, $2.9 million in fiscal 2010 and $9.6 million in fiscal 2009. As of July 2, 2011, we had approximately $42.4 million in liabilities recorded related to certain multi-employer defined benefit plans for which our voluntary withdrawal had already occurred, which includes the liability recorded in the third quarter of fiscal 2011. Recorded withdrawal liabilities are estimated at the time of withdrawal based on the most recently available valuation and participant data for the respective plans; amounts are adjusted up to the period of payment to reflect any changes to these estimates. If any of these plans were to undergo a mass withdrawal, as defined by the Pension Benefit Guaranty Corporation, within a two year time frame from the point of our withdrawal, we could have additional liability. We do not currently believe any mass withdrawals are probable to occur in the applicable two year time frame relating to the plans from which we have voluntarily withdrawn.
     Required contributions to multi-employer plans could increase in the future as these plans strive to improve their funding levels. In addition, the Pension Protection Act, enacted in August 2006, requires underfunded pension plans to improve their funding ratios within prescribed intervals based on the level of their underfunding. We believe that any unforeseen requirements to pay such increased contributions, withdrawal liability and excise taxes would be funded through cash flow from operations, borrowing capacity or a combination of these items.
     During fiscal 2008, we obtained information that a multi-employer pension plan we participated in failed to satisfy minimum funding requirements for certain periods and concluded that it was probable that additional funding would be required as well as the payment of excise tax. As a result, during fiscal 2008, we recorded a liability of approximately $16.5 million related to our share of the minimum funding requirements and related excise tax for these periods. During the first quarter of fiscal 2009, we effectively withdrew from this multi-employer pension plan in an effort to secure benefits for our employees that were participants in the plan and to manage our exposure to this under-funded plan. We agreed to pay $15.0 million to the plan, which included the minimum funding requirements. In connection with this withdrawal agreement, we merged active participants from this plan into Sysco’s company-sponsored Retirement Plan and assumed $26.7 million in liabilities. The payment to the plan was made in the early part of the second quarter of fiscal 2009.
BSCC Cooperative Structure
     Sysco’s affiliate, Baugh Supply Chain Cooperative (BSCC), was a cooperative taxed under subchapter T of the United States Internal Revenue Code, the operation of which had resulted in a deferral of tax payments. The IRS, in connection with its audits of our 2003 through 2006 federal income tax returns, proposed adjustments that would have accelerated amounts that we had previously deferred and would have resulted in the payment of interest on those deferred amounts. Sysco reached a settlement with the IRS in the first quarter of fiscal 2010 to cease paying U.S. federal taxes related to BSCC on a deferred basis, pay the amounts that were recorded within deferred taxes related to BSCC over a three-year period and make a one-time payment of $41.0 million, of which approximately $39.0 million was non-deductible. The settlement addressed the BSCC deferred tax issue as it relates to the IRS audit of our 2003 through 2006 federal income tax returns, and settles the matter for all subsequent periods, including the 2007 and 2008 federal income tax returns already under audit. As a result of the settlement, we agreed to pay the amounts owed in the following schedule:

(In thousands)
Fiscal 2010	$528,000
Fiscal 2011	212,000
Fiscal 2012	212,000
     As noted in the table above, payments related to the settlement were $212.0 million and $528.0 million in fiscal 2011 and fiscal 2010, respectively. Remaining amounts to be paid in 2012 will be paid in connection with our quarterly tax payments, two of which fall in the second quarter, one in the third quarter and one in the fourth quarter. We believe we have access to sufficient cash on hand, cash flows from operations and current access to capital to make payments required in fiscal 2012.
Off-Balance Sheet Arrangements
     We have no off-balance sheet arrangements.
Contractual Obligations
     The following table sets forth, as of July 2, 2011, certain information concerning our obligations and commitments to make contractual future payments:

	Payments Due by Period
					More Than
	Total	< 1 Year	1-3 Years	3-5 Years	5 Years
			(In thousands)
Recorded Contractual Obligations:
Short-term bank borrowings	$181,975	$181,975	$—	$—	$—
Long-term debt	2,442,839	200,164	462,239	1,245	1,779,191
Capital lease obligations	43,709	6,867	7,840	4,132	24,870
Deferred compensation (1)	90,985	11,010	15,793	11,005	53,177
SERP and other postretirement plans (2)	287,247	23,427	49,592	54,655	159,573
Multi-employer pension plans (3)	42,442	5,426	37,016	—	—
Unrecognized tax benefits and interest (4)	80,632
IRS deferred tax settlement (4)	212,000	212,000	—	—	—
Unrecorded Contractual Obligations:
Interest payments related to commercial paper and debt (5)	1,347,640	126,093	221,305	202,664	797,578
Retirement plan (6)	972,090	—	285,780	229,090	457,220
Long-term non-capitalized leases	221,457	50,962	69,590	43,479	57,426
Purchase obligations (7)	2,186,350	1,882,961	242,436	60,953	—

Total contractual cash obligations	$8,109,366	$2,700,885	$1,391,591	$607,223	$3,329,035

(1)	The estimate of the timing of future payments under the Executive Deferred Compensation Plan involves the use of certain assumptions, including retirement ages and payout periods.

(2)	Includes estimated contributions to the unfunded SERP and other postretirement benefit plans made in amounts needed to fund benefit payments for vested participants in these plans through fiscal 2021, based on actuarial assumptions.

(3)	Represents voluntary withdrawal liabilities recorded and excludes normal contributions required under our collective bargaining agreements.

(4)	Unrecognized tax benefits relate to uncertain tax positions recorded under accounting standards related to uncertain tax positions. As of July 2, 2011, we had a liability of $56.2 million for unrecognized tax benefits for all tax jurisdictions and $24.5 million for related interest that could result in cash payment. Sysco reached a settlement with the IRS in the first quarter of fiscal 2010 related to timing of tax payments. Apart from this item, we are not able to reasonably estimate the timing of non-current payments or the amount by which the liability will increase or decrease over time. Accordingly, the related non-current balances have not been reflected in the “Payments Due by Period” section of the table.

(5)	Includes payments on floating rate debt based on rates as of July 2, 2011, assuming amount remains unchanged until maturity, and payments on fixed rate debt based on maturity dates. The impact of our outstanding fixed-to-floating interest rate swaps on the fixed rate debt interest payments is included as well based on the floating rates in effect as of July 2, 2011.

(6)	Provides the estimated minimum contribution to the Retirement Plan through fiscal 2021 to meet ERISA minimum funding requirements under the assumption that we only make minimum funding requirement contributions each year, based on actuarial assumptions.

(7)	For purposes of this table, purchase obligations include agreements for purchases of product in the normal course of business, for which all significant terms have been confirmed, including minimum quantities resulting from our sourcing initiative. Such amounts included in the table above are based on estimates. Purchase obligations also includes amounts committed with a third party to provide hardware and hardware hosting services over a ten year period ending in fiscal 2015 (See discussion under Note 18, “Commitments and Contingencies”, to the Notes to Consolidated Financial Statements in Exhibit 99.2), fixed electricity agreements and fixed fuel purchase commitments. Purchase obligations exclude full requirements electricity contracts where no stated minimum purchase volume is required.
     Certain acquisitions involve contingent consideration, typically payable only in the event that certain operating results are attained or certain outstanding contingencies are resolved. Aggregate contingent consideration amounts outstanding as of July 2, 2011 included $56.6 million. This amount is not included in the table above.
Critical Accounting Policies and Estimates
     The preparation of financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, sales and expenses in the accompanying financial statements. Significant accounting policies employed by Sysco are presented in the notes to the financial statements.
     Critical accounting policies and estimates are those that are most important to the portrayal of our financial condition and results of operations. These policies require our most subjective or complex judgments, often employing the use of estimates about the effect of matters that are inherently uncertain. We have reviewed with the Audit Committee of the Board of Directors the development and selection of the critical accounting policies and estimates and this related disclosure. Our most critical accounting policies and estimates pertain to the allowance for doubtful accounts receivable, self-insurance programs, company-sponsored pension plans, income taxes, vendor consideration, goodwill and intangible assets and share-based compensation.
Allowance for Doubtful Accounts
     We evaluate the collectability of accounts receivable and determine the appropriate reserve for doubtful accounts based on a combination of factors. We utilize specific criteria to determine uncollectible receivables to be written off, including whether a customer has filed for or has been placed in bankruptcy, has had accounts referred to outside parties for collection or has had accounts past due over specified periods. Allowances are recorded for all other receivables based on analysis of historical trends of write-offs and recoveries. In addition, in circumstances where we are aware of a specific customer’s inability to meet its financial obligation, a specific allowance for doubtful accounts is recorded to reduce the receivable to the net amount reasonably expected to be collected. Our judgment is required as to the impact of certain of these items and other factors as to ultimate realization of our accounts receivable. If the financial condition of our customers were to deteriorate, as was the case in fiscal 2009, additional allowances may be required.
Self-Insurance Program
     We maintain a self-insurance program covering portions of workers’ compensation, general liability and vehicle liability costs. The amounts in excess of the self-insured levels are fully insured by third party insurers. We also maintain a fully self-insured group medical program. Liabilities associated with these risks are estimated in part by considering historical claims experience, medical cost trends, demographic factors, severity factors and other actuarial assumptions. Projections of future loss expenses are inherently uncertain because of the random nature of insurance claims occurrences and could be significantly affected if future occurrences and claims differ from these assumptions and historical trends. In an attempt to mitigate the risks of workers’ compensation, vehicle and general liability claims, safety procedures and awareness programs have been implemented.
Company-Sponsored Pension Plans
     Amounts related to defined benefit plans recognized in the financial statements are determined on an actuarial basis. Three of the more critical assumptions in the actuarial calculations are the discount rate for determining the current value of plan benefits, the assumption for the rate of increase in future compensation levels and the expected rate of return on plan assets.

     For guidance in determining the discount rates, we calculate the implied rate of return on a hypothetical portfolio of high-quality fixed-income investments for which the timing and amount of cash outflows approximates the estimated payouts of the pension plan. The discount rate assumption is reviewed annually and revised as deemed appropriate. The discount rate for determining fiscal 2011 net pension costs for the Retirement Plan, which was determined as of the July 3, 2010 measurement date, decreased 187 basis points to 6.15%. The discount rate for determining fiscal 2011 net pension costs for the SERP, which was determined as of the July 3, 2010 measurement date, decreased 79 basis points to 6.35%. The combined effect of these discount rate changes increased our net company-sponsored pension costs for all plans for fiscal 2011 by an estimated $85.6 million. The discount rate for determining fiscal 2012 net pension costs for the Retirement Plan, which was determined as of the July 2, 2011 measurement date, decreased 21 basis points to 5.94%. The discount rate for determining fiscal 2012 net pension costs for the SERP, which was determined as of the July 2, 2011 measurement date, decreased 42 basis points to 5.93%. The combined effect of these discount rate changes will increase our net company-sponsored pension costs for all plans for fiscal 2012 by an estimated $14.3 million. A 100 basis point increase in the discount rates for fiscal 2012 would decrease Sysco’s net company-sponsored pension cost by $59.0 million, while a 100 basis point decrease in the discount rates would increase pension cost by $68.7 million. The impact of a 100 basis point increase in the discount rates differs from the impact of a 100 basis point decrease in discount rates because the liabilities are less sensitive to change at higher discount rates. Therefore, a 100 basis point increase in the discount rate will not generate the same magnitude of change as a 100 basis point decrease in the discount rate.
     We look to actual plan experience in determining the rates of increase in compensation levels. We used a plan specific age-related set of rates for the Retirement Plan, which are equivalent to a single rate of 5.30% as of July 2, 2011 and July 3, 2010. For determining the benefit obligations as of July 2, 2011 and July 3, 2010, the SERP calculations use an age-graded salary growth assumption.
     The expected long-term rate of return on plan assets of the Retirement Plan was 8.00% for fiscal 2011 and fiscal 2010. The expectations of future returns are derived from a mathematical asset model that incorporates assumptions as to the various asset class returns, reflecting a combination of historical performance analysis and the forward-looking views of the financial markets regarding the yield on bonds, historical returns of the major stock markets and returns on alternative investments. Although not determinative of future returns, the effective annual rate of return on plan assets, developed using geometric/compound averaging, was approximately 8.1%, 4.0%, 4.1%, and 18.5%, over the 20-year, 10-year, 5-year and 1-year periods ended December 31, 2010, respectively. In addition, in nine of the last 15 years, the actual return on plan assets has exceeded 10%. The rate of return assumption is reviewed annually and revised as deemed appropriate.
     The expected return on plan assets impacts the recorded amount of net pension costs. The expected long-term rate of return on plan assets of the Retirement Plan is 7.75% for fiscal 2012. A 100 basis point increase (decrease) in the assumed rate of return for fiscal 2012 would decrease (increase) Sysco’s net company-sponsored pension costs for fiscal 2012 by approximately $20.9 million.
     Pension accounting standards require the recognition of the funded status of our defined benefit plans in the statement of financial position, with a corresponding adjustment to accumulated other comprehensive income, net of tax. The amount reflected in accumulated other comprehensive loss related to the recognition of the funded status of our defined benefit plans as of July 2, 2011 was a charge, net of tax, of $501.1 million. The amount reflected in accumulated other comprehensive loss related to the recognition of the funded status of our defined benefit plans as of July 3, 2010 was a charge, net of tax, of $598.8 million.
     Changes in the assumptions, including changes to the discount rate discussed above, together with the normal growth of the plans, the impact of actuarial losses from prior periods and the timing and amount of contributions, increased net company-sponsored pension costs by approximately $60 million in fiscal 2011. Changes in the assumptions, including changes to the discount rate discussed above, together with the normal growth of the plans, the impact of actuarial losses from prior periods, the impact of plan amendments and the timing and amount of contributions are expected to decrease net company-sponsored pension costs in fiscal 2012 by approximately $27 million.
     We made cash contributions to our company-sponsored pension plans of $161.7 million and $297.9 million in fiscal years 2011 and 2010, respectively. Included in the $161.7 million of contributions in fiscal 2011 was a $140.0 million contribution to our Retirement Plan that would normally have been made in fiscal 2012. We did not have a minimum required contribution to the Retirement Plan for the calendar 2010 plan year to meet ERISA minimum funding requirements. Included in the $297.9 million of contributions in fiscal 2010 the minimum required contribution for the calendar 2009 plan year to meet ERISA minimum funding requirements, as well as a $140.0 million contribution to our Retirement Plan that would normally have been made in fiscal 2011. We do not have a minimum required contribution to the Retirement Plan for the calendar 2011 plan year to meet ERISA minimum funding requirements that must be made in fiscal 2012. Additional contributions to our Retirement Plan are not currently anticipated in fiscal 2012, however we will evaluate our funding position at the end of fiscal 2012 and select the timing for a contribution at that time. The estimated fiscal 2012 contributions to fund benefit payments for the SERP plan are approximately $23 million.

Income Taxes
     The determination of our provision for income taxes requires significant judgment, the use of estimates and the interpretation and application of complex tax laws. Our provision for income taxes primarily reflects a combination of income earned and taxed in the various U.S. federal and state, as well as foreign jurisdictions. Jurisdictional tax law changes, increases or decreases in permanent differences between book and tax items, accruals or adjustments of accruals for unrecognized tax benefits or valuation allowances, and our change in the mix of earnings from these taxing jurisdictions all affect the overall effective tax rate.
     Our liability for unrecognized tax benefits contains uncertainties because management is required to make assumptions and to apply judgment to estimate the exposures associated with our various filing positions. We believe that the judgments and estimates discussed herein are reasonable; however, actual results could differ, and we may be exposed to losses or gains that could be material. To the extent we prevail in matters for which a liability has been established, or pay amounts in excess of recorded liabilities, our effective income tax rate in a given financial statement period could be materially affected. An unfavorable tax settlement generally would require use of our cash and may result in an increase in our effective income tax rate in the period of resolution. A favorable tax settlement may be recognized as a reduction in our effective income tax rate in the period of resolution.
Vendor Consideration
     We recognize consideration received from vendors when the services performed in connection with the monies received are completed and when the related product has been sold by Sysco. There are several types of cash consideration received from vendors. In many instances, the vendor consideration is in the form of a specified amount per case or per pound. In these instances, we will recognize the vendor consideration as a reduction of cost of sales when the product is sold. In some instances, vendor consideration is received upon receipt of inventory in our distribution facilities. We estimate the amount needed to reduce our inventory based on inventory turns until the product is sold. Our inventory turnover is usually less than one month; therefore, amounts deferred against inventory do not require long-term estimation. In the situations where the vendor consideration is not related directly to specific product purchases, we will recognize these as a reduction of cost of sales when the earnings process is complete, the related service is performed and the amounts realized. Historically, adjustments to our estimates related to vendor consideration have not been significant.
Goodwill and Intangible Assets
     Goodwill and intangible assets represent the excess of consideration paid over the fair value of tangible net assets acquired. Certain assumptions and estimates are employed in determining the fair value of assets acquired, including goodwill and other intangible assets, as well as determining the allocation of goodwill to the appropriate reporting unit.
     In addition, annually in our fourth quarter or more frequently as needed, we assess the recoverability of goodwill and indefinite-lived intangibles by determining whether the fair values of the applicable reporting units exceed the carrying values of these assets. The reporting units used in assessing goodwill impairment are our eight operating segments as described in Note 19, “Business Segment Information,” to the Consolidated Financial Statements in Exhibit 99.1. The components within each of our eight operating segments have similar economic characteristics and therefore are aggregated into eight reporting units.
     We arrive at our estimates of fair value using a combination of discounted cash flow and earnings multiple models. The results from each of these models are then weighted and combined into a single estimate of fair value for each of our eight operating segments. We use a 60% weighting for our discounted cash flow valuation and 40% for the earnings multiple models giving greater emphasis to our discounted cash flow model because the forecasted operating results that serve as a basis for the analysis incorporate management’s outlook and anticipated changes for the businesses. The primary assumptions used in these various models include estimated earnings multiples of comparable acquisitions in the industry including control premiums, earnings multiples on acquisitions completed by Sysco in the past, future cash flow estimates of the reporting units, which are dependent on internal forecasts and projected growth rates, and weighted average cost of capital, along with working capital and capital expenditure requirements. When possible, we use observable market inputs in our models to arrive at the fair values of our reporting units. We update our projections used in our discounted cash flow model based on historical performance and changing business conditions for each of our reporting units.
     Our estimates of fair value contain uncertainties requiring management to make assumptions and to apply judgment to estimate industry economic factors and the profitability of future business strategies. Actual results could differ from these assumptions and projections, resulting in the company revising its assumptions and, if required, recognizing an impairment loss. There were no impairments of goodwill or indefinite-lived intangibles recorded as a result of assessment in fiscal 2011, 2010 and 2009. Our past estimates of fair value for fiscal 2010 and 2009 have not been materially different when revised to include subsequent years’ actual results. Sysco has not made any material changes in its impairment assessment methodology during the past three fiscal years. We do not believe the estimates used in the analysis are reasonably likely to change materially in the future but we will continue to assess the estimates in the future based on the expectations of the reporting units. In the fiscal 2011 analysis our estimates of fair value did not require additional analysis; however, we would have performed additional analysis to determine if an impairment existed for the following reporting units if our estimates of fair value were decreased by the following amounts. First, our reporting unit that distributes to international customers would have required additional analysis if the estimated fair value had been 26% lower. Second, our European Broadline company would have required additional analysis if the estimated fair value had been 27% lower. Third, our lodging industry products reporting unit would have required additional analysis if the estimated fair value had been 29% lower. Lastly, our specialty produce operations would have required additional analysis if the estimated fair value had been 34% lower. At July 2, 2011, these four reporting units had goodwill aggregating $498.3 million. For the remainder of our reporting units which at July 2, 2011 had goodwill aggregating $1.1 billion, we would have performed additional analysis to determine if an impairment existed for a reporting unit if the estimated fair value for any of these reporting units had declined by greater than 50%.
     Certain reporting units (European Broadline, specialty produce, custom-cut meat, lodging industry products and international distribution operations) have a greater proportion of goodwill recorded to estimated fair value as compared to the United States Broadline, Canadian Broadline or SYGMA reporting units. This is primarily due to these businesses having been recently acquired, and as a result there has been less history of organic growth than in the United States Broadline, Canadian Broadline and SYGMA reporting units. In addition, these businesses also have lower levels of cash flow than the United States Broadline reporting units. As such, these reporting units have a greater risk of future impairment if their operations were to suffer a significant downturn.
Share-Based Compensation
     We provide compensation benefits to employees and non-employee directors under several share-based payment arrangements including various employee stock incentive plans, the Employees’ Stock Purchase Plan, the Management Incentive Plan and various non-employee director plans.
     As of July 2, 2011, there was $61.3 million of total unrecognized compensation cost related to share-based compensation arrangements. That cost is expected to be recognized over a weighted-average period of 2.62 years.
     The fair value of each option award is estimated on the date of grant using a Black-Scholes option pricing model. Expected volatility is based on historical volatility of Sysco’s stock, implied volatilities from traded options on Sysco’s stock and other factors. We utilize historical data to estimate option exercise and employee termination behavior within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. Expected dividend yield is estimated based on the historical pattern of dividends and the average stock price for the year preceding the option grant. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant.
     The fair value of each restricted stock unit award granted with a dividend equivalent is based on the company’s stock price as of the date of grant. For restricted stock units granted without dividend equivalents, the fair value is reduced by the present value of expected dividends during the vesting period.
     The fair value of the stock issued under the Employee Stock Purchase Plan is calculated as the difference between the stock price and the employee purchase price.
     The fair value of restricted stock granted to employees is based on the stock price on grant date. The application of a discount to the fair value of a restricted stock grant is dependent upon whether or not each individual grant contains a post-vesting restriction.
     The compensation cost related to these share-based awards is recognized over the requisite service period. The requisite service period is generally the period during which an employee is required to provide service in exchange for the award. The compensation cost related to stock issuances resulting from employee purchases of stock under the Employees’ Stock Purchase Plan is recognized during the quarter in which the employee payroll withholdings are made.
     Certain of our option awards are generally subject to graded vesting over a service period. In those cases, we will recognize compensation cost on a straight-line basis over the requisite service period for the entire award. In other cases, certain of our option awards provide for graded vesting over a service period but include a performance-based provision allowing for the vesting to accelerate. In these cases, if it is probable that the performance condition will be met, we recognize compensation cost on a straight-line basis over the shorter performance period; otherwise, we recognize compensation cost over the probable longer service period.
     In addition, certain of our share-based awards provide that if the award holder retires at certain age and years of service thresholds, the options continue to vest as if the award holder continued to be an employee or director. In these cases, for awards granted prior to July 2, 2005 (our adoption date for the fair value recognition provisions in current stock compensation accounting standards), we will recognize the compensation cost for such awards over the remaining service period and accelerate any remaining unrecognized compensation cost when the employee retires. For awards granted subsequent to July 3, 2005, we will recognize compensation cost for such awards over the period from the date of grant to the date the employee first becomes eligible to retire with his options continuing to vest after retirement.
     Our option grants include options that qualify as incentive stock options for income tax purposes. In the period the compensation cost related to incentive stock options is recorded, a corresponding tax benefit is not recorded as it is assumed that we will not receive a tax deduction related to such incentive stock options. We may be eligible for tax deductions in subsequent periods to the extent that there is a disqualifying disposition of the incentive stock option. In such cases, we would record a tax benefit related to the tax deduction in an amount not to exceed the corresponding cumulative compensation cost recorded in the financial statements on the particular options multiplied by the statutory tax rate.
Forward-Looking Statements
     Certain statements made herein that look forward in time or express management’s expectations or beliefs with respect to the occurrence of future events are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements about Sysco’s ability to increase its sales and market share and grow earnings, the continuing impact of economic conditions on consumer confidence and our business, sales and expense trends, including expectations regarding pay-related expense and pension costs, anticipated multi-employer pension related liabilities and contributions to various multi-employer pension plans, expectations regarding potential payments of unrecognized tax benefits and interest, expectations regarding share repurchases, expected trends in fuel pricing, usage costs and surcharges, our expectation regarding the provision for losses on accounts receivable, expected implementation, costs and benefits of the ERP system, estimated expenses and capital expenditures related to our Business Transformation Project in fiscal 2012, our plan to continue to explore and identify opportunities to grow in international markets and adjacent areas that complement our core business, the impact of ongoing legal proceedings, the loss of SYGMA’s largest customer not having a material adverse effect on Sysco as a whole, compliance with laws and government regulations not having a material effect on our capital expenditures, earnings or competitive position, anticipated acquisitions and capital expenditures and the sources of financing for them, continued competitive advantages and positive results from strategic initiatives, anticipated company-sponsored pension plan liabilities, our expectations regarding cash flow from operations, the availability and adequacy of insurance to cover liabilities, the impact of future adoption of accounting pronouncements, predictions regarding the impact of changes in estimates used in impairment analyses, the anticipated impact of changes in foreign currency exchange rates and Sysco’s ability to meet future cash requirements and remain profitable.
     These statements are based on management’s current expectations and estimates; actual results may differ materially due in part to the risk factors discussed at Item 1.A. in the Annual Report on Form 10-K and elsewhere. In addition, the success of Sysco’s strategic initiatives could be affected by conditions in the economy and the industry and internal factors such as the ability to control expenses, including fuel costs. Expected trends related to fuel costs and usage are impacted by fluctuations in the economy generally and numerous factors affecting the oil industry that are beyond our control. Our efforts to lower our cost of goods sold may be impacted by factors beyond our control, including actions by our competitors and/or customers. We have experienced delays in the implementation of our Business Transformation Project and the expected costs of our Business Transformation Project may be greater or less than currently expected, as we may encounter the need for changes in design or revisions of the project calendar and budget. Our business and results of operations may be adversely affected if we experience operating problems, scheduling delays, cost overages, or limitations on the extent of the business transformation during the ERP implementation process. As implementation of the ERP system and the Business Transformation Project begins, there may be changes in design or timing that impact near-term expense and cause us to revise the project calendar and budget, and additional hiring and training of employees and consultants may be required, which could also impact project expense and timing. Company-sponsored pension plan liabilities are impacted by a number of factors including the discount rate for determining the current value of plan benefits, the assumption for the rate of increase in future compensation levels and the expected rate of return on plan assets. The amount of shares repurchased in a given period is subject to a number of factors, including available cash and our general working capital needs at the time. Our plans with respect to growth in international markets and adjacent areas that complement our core business are subject to the company’s other strategic initiatives and plans and economic conditions generally. Legal proceedings are impacted by events, circumstances and individuals beyond the control of Sysco. The need for additional borrowing or other capital is impacted by factors that include capital expenditures or acquisitions in excess of those currently anticipated, stock repurchases at historical levels, or other unexpected cash requirements. Predictions regarding the future adoption of accounting pronouncements involve estimates without the benefit of precedent, and if our estimates turn out to be materially incorrect, our assessment of the impact of the pronouncement could prove incorrect, as well. The anticipated impact of compliance with laws and regulations also involves the risk that estimates may turn out to be materially incorrect, and laws and regulations, as well as methods of enforcement, are subject to change.